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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               Oak Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    671400505
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ X ] Rule 13d-1(b)

            [   ] Rule 13d-1(c)

            [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               PAGE 1 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   671400505                                      13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, John Hancock
           Advisers, Inc. and NM Capital Management, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   671400505                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Life Insurance Company  (formerly named John Hancock Mutual Life Insurance Company)
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, John Hancock
           Advisers, Inc. and NM Capital Management, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   671400505                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, John Hancock
           Advisers, Inc. and NM Capital Management, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   671400505                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    Number of
      Shares                 1,398,720: 1,386,240 through its direct, wholly-owned subsidiary, John Hancock Advisers,
                             Inc. and 12,480 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,424,170: 1,386,240 through its direct, wholly-owned subsidiary, John Hancock Advisers,
                             Inc. and 37,930 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,424,170: 1,386,240 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. and 37,930 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%: 8.0% through its direct, wholly-owned subsidiary, John Hancock
           Advisers, Inc. and .2% through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   671400505                                      13G                   Page  6  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 1,386,240

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,386,240

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,386,240

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Oak Industries Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      1000 Winter Street
                      Waltham, MA  02154

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHF"), JHF's direct, wholly-owned subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group,
                      Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John
                      Hancock Advisers, Inc. ("JHA").

                      Effective February 1, 2000, JHF became the parent of
                      JHLICO, formerly named John Hancock Mutual Life Insurance
                      Company.

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHF, JHLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      JHLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHF, JHSI, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      671400505

         Item 3       If the Statement is being filed pursuant to Rule
                      13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHF:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                      JHSI:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).
                                            Advisers Act of 1940.

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment


                               PAGE 7 OF 10 PAGES



         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 1,386,240 shares of Common Stock.
                           Through their parent-subsidiary relationship to JHA, JHF, JHLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. In addition, TBFG's wholly-owned subsidiary, NM Capital Management, Inc.
                           ("NM") has direct, beneficial ownership of 37,930 shares of Common Stock.

                      (b)    Percent of Class:
                             TBFG  - 8.2%
                             JHA   - 8.0%
                             NM    -  .2%

                      (c) (i)    sole power to vote or to direct the
                                 vote: JHA has sole power to vote or to
                                 direct the vote of 1,386,240 shares of
                                 Common Stock under the Advisory Agreements
                                 as follows:
                                                                                    Number            Date of
                                Fund Name                                           of Shares         Advisory Agreement
                                ---------                                           ---------         ------------------
                                Stein Ventures LP                                   1,000             January 19, 1998
                                INSINK Partnership, Ltd.                            220               September 30, 1999
                                John Hancock V.A. Mid Cap Growth Fund               920               January 2, 1998
                                John Hancock V.A. Large Cap Value Fund              33,500            January 2, 1998
                                John Hancock Small Cap Value Fund                   134,800           October 31, 1998
                                John Hancock Mid Cap Growth Fund                    54,100            July 1, 1996
                                John Hancock Small Capitalization Value Fund        7,250             April 3, 1995
                                John Hancock Medium Capitalization Growth Fund      4,450             January 30, 1995
                                John Hancock Large Cap Value Fund                   1,150,000         December 22, 1994

                                In addition, NM has sole power to vote or to direct
                                the vote of 12,480 shares of Common Stock.

                          (ii)   shared power to vote or to direct the vote:  -0-

                          (iii)  sole power to dispose or to direct the disposition
                                 of: JHA has sole power to dispose or to direct the
                                 disposition of 1,386,240 shares of Common Stock
                                 under the Advisory Agreements noted in Item 4(c)(i)
                                 above.  In addition, NM has sole power to dispose or
                                 to direct the disposition of 37,930 shares of Common
                                 Stock.

                          (iv) shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               PAGE 8 OF 10 PAGES





                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              -------------------------------------
                                                     Name:    Barry J. Rubenstein
Dated: February 8, 2000                              Title:   Vice President, Counsel and Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Secretary


                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 8, 2000                              Title:   Vice President


                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 8, 2000                              Title:   Vice President



                               PAGE 9 OF 10 PAGES



EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John
Hancock Advisers, Inc. agree that the Schedule 13G (Amendment No. 2) to which this Agreement is attached, relating to the Common Stock of Oak Industries Inc.
is filed on behalf of each of them.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              -------------------------------------
                                                     Name:    Barry J. Rubenstein
Dated: February 8, 2000                              Title:   Vice President, Counsel and Secretary


                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Secretary


                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 8, 2000                              Title:   Vice President


                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 8, 2000                              Title:   Vice President



                               PAGE 10 OF 10 PAGES

